EXHIBIT 10(b)


                              TRANSITION AGREEMENT

         This Transition Agreement (the "Transition Agreement") is executed as of the 31st day of October, 1996, by and between OPTION CARE, INC., a Delaware corporation ("OCI"), and HEALTH OUTCOMES MANAGEMENT, INC., a Minnesota corporation ("HOMI"), previously named Data Med Clinical Support Services, Inc.

         WHEREAS, OCI and HOMI are parties to an Agreement dated as of February 1, 1994, as amended by Amendment I effective as of February 1, 1995 (together, the "Agreement");

         WHEREAS, the parties desire to terminate and supersede all terms of the Agreement, to provide for the transfer of certain software tools from HOMI to OCI, provide for certain training and support to OCI during a transition period, to acknowledge ownership of FOCIS, and to provide for mutual releases from any and all obligations arising out of the Agreement;

         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, OCI and HOMI hereby covenant, contract and agree as follows:

         1. Definitions.

            a. "Clinical/Quality Assurance Module" shall mean that part of FOCIS developed by HOMI pursuant to the Prior Agreements and the Agreement, including, without limitation, those portions of FOCIS that were derived directly or indirectly from HOMI's version of the software program commonly known as the "Assurance Homecare System(TM)." The definition of "Clinical/Quality Assurance Module" shall not include the "Assurance Homecare System(TM)" currently marketed by HOMI, nor shall it include any portion of "Assurance Homecare System(TM)" that was not incorporated into FOCIS pursuant to the Agreement or the Prior Agreements.

            b. "Confidential Information" shall include, without limitation, creations, properties, inventions, trade secrets, technical information, copyrights, the Source Code, research, developments, data, records, computer software, equipment, as well as patents and patent applications manufactured, developed or used by OCI or HOMI which the parties do not disclose to the public in the ordinary course of their business.

            c. "FOCIS" shall mean the computer software system generally known as "FOCIS" and all related software and documentation consisting of various Functional Modules developed pursuant to the Prior Agreements and the Agreement.

            d. "Functional Module(s)" shall mean a separate and discrete package of Software having particular functional and performance characteristics suitable for inclusion in FOCIS including without limitation, the Clinical/Quality Assurance Modules, patient care plans, patient assessment protocols, patient procedures, continuous quality improvement and medication/treatment/physician orders.

            e. "Person-week Training" shall mean five consecutive eight hour days of one on one training by qualified HOMI personnel at HOMI offices to OCI personnel or consultants pertaining to the FOCIS Software, including technical support training.

            f. "Source Code" shall mean a copy of the Source Code (the computer instructions in human readable computer language form on magnetic media) to the software, including all upgrades and enhancements plus any pertinent commentary or explanation that may be used by programmers, programmer's notes (whether imbedded in the source code or otherwise), instructions or information necessary to understand and use the source code, including any MFS used by the system or the source files (other than standard AREV MFS's) and any inserted or replaced programs in any standard AREV file. The Source Code shall include all system documentation, statements of principals of operation, and schematics in the possession of HOMI, if any.

         Any other initially-capitalized terms not otherwise defined in this Transition Agreement shall have the meaning given such terms in the Agreement.

         2. Termination of Agreement. Effective as of January 31, 1997, the Agreement is terminated in its entirety, including those provisions that would otherwise survive termination, and as of such date the Agreement shall be of no further force or effect.

         3. Support of FOCIS Users. Until January 15, 1997, HOMI shall continue to provide support to end users of FOCIS pursuant to Section 6.2 of the Agreement. In payment of such support, HOMI shall be entitled to the payments described in Section 4.b, subject to the provisions of Section 4.d.

         4. Payment and Terms. In lieu of any and all amounts due from OCI to HOMI pursuant to the Agreement, whether currently due or otherwise hereafter arising, OCI shall pay to HOMI the amounts set forth in this Section 4. Such amounts shall be allocated to the various obligations of HOMI hereunder in OCI's sole discretion. All such amounts shall be paid by OCI company check.

            a. Execution Payment. Upon execution of this Transition Agreement, OCI shall pay HOMI the amount of $171,000.00.

            b. Support Payments. On each of November 15, 1996, December 15, 1996, and January 15, 1997 and subject to HOMI's obligations under Section 3 hereof, OCI shall pay HOMI the amount of $27,150.00 and HOMI agrees to continue to provide support to End Users of FOCIS under the provisions of Section 6.2 of the Agreement.

            c. Final Payment. Upon completion of the training required to be provided by HOMI pursuant to Section 7 hereof, but not earlier than January 15, 1997, OCI shall pay HOMI the amount of $15,000.00.

            d. Requirement for Source Code Delivery. Notwithstanding the above provisions, OCI shall be entitled to withhold and shall not be required to pay any or all amounts due pursuant to Sections 4.b or 4.c until delivery by HOMI to OCI the Source Code to FOCIS and the other items required to be delivered pursuant to Section 5 hereof.

         5. Source Code.

            a. On or before the fourteenth (14th) calendar day following the date of this Transition Agreement, HOMI shall deliver to OCI:

                  (1) a true, correct, and complete copy of the Source Code (as defined above) of the latest version of FOCIS released to any user as of the date of this Transition Agreement;

                  (2) a complete copy of the FOCIS software compiled from such Source Code; and

                  (3) a copy of any compiler, routine or program not commercially available used to compile such copy of FOCIS, provided that if such compiler, routine or program is proprietary to HOMI, HOMI shall provide a copy of the Source Code of such compiler, routine or program.

            b. HOMI represents and warrants that the compiler delivered pursuant to Section 5.a.(3) is adequate to compile the FOCIS Source Code in a manner consistent with prior compilations of such Source Code by HOMI.

         6. Tools.

            a. HOMI hereby grants to OCI a world-wide, paid-up, perpetual, royalty-free, non-exclusive, transferable license to use, modify, alter, enhance, sublicense, and distribute, and create derivative works of the software programs and tools described in Attachment A, which software programs and tools are also reflected as items 16, 38, 39, and 42 on Attachment A-1, (the "Tools"). This license is and shall be unlimited in scope and use, and includes, but is not limited to, (i) the right of OCI to use the Tools in its own internal data processing operations, wherever located and without respect to the type or machine class of hardware used, (ii) to make an unlimited number of copies of the Tools, and (iii) the unlimited and unrestricted right to license and sublicense any and all present and future versions of FOCIS that contain the Tools.

            b. The license granted hereunder includes the right to allow third party maintenance vendors of OCI, as well as third party maintenance vendors of any party granted a sublicense of the Tools, to use the Tools in connection with performing maintenance or technical support or services of any sort or description.

            c. All sublicenses of the Tools granted by OCI may be on such terms and conditions as OCI shall in its sole discretion determine necessary or proper. OCI will be under no duty to report to or notify Licensor of any such grant of a sublicense nor to disclose the terms of any such sublicense.

            d. The license hereby granted is a license to use, modify, alter, enhance, and create derivative works of the source code of the Tools. OCI has and shall have the right to contract with any third party to assist it in the modification, alteration, and enhancement of the Tools and in the creation of derivative works of the Tools. OCI has and shall have all right title and interest in and ownership of any such modifications, alterations, enhancements, and derivative works without the payment of any amount, fee, additional payment, or royalty.

            e. In addition to using the Tools for OCI's own internal data processing operations, the license granted hereunder is a license for use of the Tools for commercial time-sharing arrangements and for providing service bureau, data processing, rental, and other services to third parties.

            f. The license granted hereunder shall include the right to sublicense and package the Tools to third parties in conjunction with any OCI product. OCI may also appoint third parties to sell or license the Tools on its behalf.

            g. On or before fourteenth (14th) calendar day following the date of this Transition Agreement, HOMI shall deliver the Tools to OCI in both Source Code and object code form, together with any programmer's notes useful or necessary for the effective understanding, maintenance and use of the Tools. HOMI represents and warrants that it owns the Tools free of all liens, claims, encumbrances, and interests of third parties and has the right to license the Tools to OCI hereunder.

         7. Training. HOMI shall provide training to OCI personnel in accordance with the following schedule. OCI shall be responsible for paying for any expenses incurred by OCI personnel in connection with such training. Such training shall include, but not necessarily be limited to those items reflected on Attachment B, hereto.

            MONTH                        TRAINING
            November, 1996               three Person-weeks
            December, 1996               two Person-weeks
            January 1-14, 1997           one Person-week

         8. Transfer of Support Calls. OCI Bannockburn staff shall assume responsibility for all First-Call Support calls beginning on January 16, 1997. HOMI shall provide to OCI Bannockburn telephone assistance for the handling of First-Call Support calls from January 16 to January 31, 1997 during the hours of 9:00 A.M. to 5:00 P.M. Central Standard Time. The hours of assistance shall be determined by OCI but shall not exceed 160 hours.

         9. Ownership. The parties acknowledge and agree that upon termination of the Agreement pursuant to the terms of this Transition Agreement, all property rights of any kind whatsoever including without limitation, all patents, trademarks, copyrights, and trade secrets in and to all portions of FOCIS whether created pursuant to the Agreement or the Prior Agreements, including the Clinical/Quality Assurance Module, shall belong solely to OCI. HOMI expressly represents, warrants, and covenants that neither it nor its employees, consultants, agents, successors, or assigns shall in any way contest the property rights of OCI relating to FOCIS. The provisions of this Section 9 shall survive indefinitely.

         10. Mutual Release of All Claims.

            a. Effective as of the termination of the Agreement, HOMI, for itself, and for all of its stockholders, directors, officers, employees, affiliates, successors and assigns, hereby releases, remises, acquits and forever discharges OCI and all of its stockholders, directors, officers, employees, affiliates, franchisees, successors, assigns, and each of them, and each of their respective heirs, legal representatives and assigns, of and from any and all manner of claims, actions, causes of action, suits, debts, dues, accounts, contracts, agreements, continuing obligations, judgments, claims and demands whatsoever, whether in law or in equity, which now exist or may hereafter arise from any matter, fact, circumstance, happening or thing whatsoever occurring or failing to occur as of the date of such termination including, but not limited to any matter, fact, circumstance, happening or thing occurring or failing to occur in connection with or related to any agreement between or among the parties or to any actions taken by them prior to the date hereof, excluding only this Transition Agreement and claims for payment of monetary obligations pursuant to this Transition Agreement.

            b. Effective as of the termination of the Agreement, OCI, for itself, and for all of its stockholders, directors, officers, employees, affiliates, successors and assigns, hereby releases, remises, acquits and forever discharges HOMI and all of its stockholders, directors, officers, employees, affiliates, successors and assigns and each of them, and each of their respective heirs, legal representatives and assigns, of and from any and all manner of claims, actions, causes of action, suits, debts, dues, accounts, contracts, agreements, continuing obligations, judgments, claims and demands whatsoever, whether in law or in equity, which now exist or may hereafter arise from any matter, fact, circumstance, happening, or thing whatsoever occurring or failing to occur as of the date of such termination, including, but not limited to any matter, fact, circumstance, happening or thing occurring or failing to occur in connection with or related to any agreement between or among the parties or to any actions taken by them prior to the date hereof, excluding only this Transition Agreement and claims for payment of monetary obligations or damages and delivery of the Source Code pursuant to Section 5 and the Tools pursuant to Section 6.g of this Transition Agreement.

            c. OCI and HOMI, hereby represent, warrant, and acknowledge that the mutual covenants, agreements and releases hereunder are made in good faith.

         11. Covenant Not to Sue. OCI and HOMI hereby agree that they will not institute any action against the other with respect to matters released hereunder. Both parties retain the right to sue for breach of this Transition Agreement.

         12. No Admission of Liability. Neither of the parties hereto admits liability to the other party hereto.

         13. Confidentiality.

            a. Each party agrees that it will keep confidential and not disclose or divulge any Confidential Information acquired or accessed from the other party or its employees, agents, or other third parties under any the Agreement or any Prior Agreement, or in contemplation thereof. Each party shall hold the Confidential Information of the other in strict confidence to the same extent that it holds its own Confidential Information of like kind, but in no event shall either party use less than due care, and each party shall not reveal the same, except as consistent with this Transition Agreement and except for any information which is: (i) generally available to or known to the public; (ii) known to such party prior to the negotiations leading to any prior agreements;
(iii) independently developed by such party outside the scope of the all prior agreements or the Agreement without reference to Confidential Information; or
(iv) lawfully disclosed by or to a third party or tribunal. If either party is required by law to disclose any Confidential Information of the other party, such party shall promptly notify the other party of such requirement so that such other party may seek an appropriate protective order and/or waive compliance with the provisions of this Transition Agreement. In the absence of a protective order or the receipt of a waiver hereunder, if, in the written opinion of its attorneys, a party is compelled to disclose any Confidential Information under the sanction of contempt or other material penalty, such party may disclose the affected Confidential Information without liability hereunder upon notice to such other party.

            b. Within thirty days following the execution of this Transition Agreement, each party shall return to the other party Confidential Information of such other party, excluding Confidential Information of HOMI that is needed to support FOCIS and Confidential Information allowed to be retained pursuant to this Transition Agreement. Neither party shall communicate nor distribute directly or indirectly Confidential Information to third parties. This restriction on communication and distribution applies to all employees, agents, stockholders, directors, officers, affiliates, and successors of the parties. Nothing in this Section shall require delivery to OCI any software tool listed on Attachment A - 1 that was not purchased hereunder. Nothing in this Section 13 or in the definition of "Confidential Information" shall be deemed to transfer to OCI any of HOMI's rights in HOMI's "Assurance Homecare System" or be deemed to prevent HOMI from marketing or licensing such software to others.

         14. Press Release. HOMI may issue a public announcement in the form of that attached hereto as Attachment C regarding the execution of this Transition Agreement or in such other form approved in writing prior to release by OCI's general counsel.

         15. Advertising. Neither party shall use the other party's name nor reference the other party in any advertising or marketing or marketing material or statement.

         16. Defamation. Each party agrees not to defame or intentionally cause injury to the other party's reputation, either through oral or by written communication.

         17. Rights of Successors and Assigns. All representations, warranties, covenants, agreements and obligations hereunder made by or on behalf of the parties hereto shall be binding upon and shall inure to the benefit of the respective permitted successors and assigns of the parties hereto, whether or not so expressed.

         18. Entire Agreement. This Transition Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Transition Agreement relied upon by any party hereto, have been expressed herein.

         19. Amendments, Waivers and Consent. Changes in or additions to this Transition Agreement may be made, any required consent may be given, or compliance with any term, covenant, agreement, condition or provision set forth herein or therein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only upon written consent of the parties hereto; PROVIDED, HOWEVER, that no waiver or consent on any one instance shall be deemed to be or be construed as a further or continuing waiver of any such term or condition unless it expressly so provides.

         20. Governing Law; Severability. This Transition Agreement shall be deemed a contract made under the laws of the State of Illinois and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State, without giving effect to the conflicts or choice of law provisions thereof.

         21. Counterparts. This Transition Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         22. Effect of Headings. Any heading herein contained is for convenience of reference only and shall not affect the meaning or construction of any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Transition Agreement as of the date first above written.


                                        OPTION CARE, INC.,
                                        a Delaware corporation

                                        By:____________________________________
                                        Name:
                                        Title:


                                        HEALTH OUTCOMES MANAGEMENT,
                                        INC., a Minnesota corporation

                                        By:____________________________________
                                        Name:
                                        Title:



                                  ATTACHMENT A


         The following are the four software tools ("Tools") to be delivered to OCI within fourteen (14) days following execution of the Transition Agreement:

1. Medispan data tools (which allow creation of FOCIS compatible data files from the medispan changes for both MDDB (monthly) and DTMS (quarterly) installs and upgrades);

2. Inventory tools (which are tools used to clean out inventory data; reset certain items to zero to restart a year; set balance on hand for reconciliation, etc.);

3. Dispensing and billing tools (which are used to find invoices not posted, rebuild AREC files from an invoice, math cash key pointers to an AREC and put in list for processing; reset carrier in unbilled dispense records/ blank balance fields in preselected invoices; check AREC balances); and

4. Tools and procedures for adding companies to a site (the above 4 sets of tools are listed as numbers 16, 38, 39 and 42 on the tools list provided to OCI from HOMI).

         The above Tools (being numbers 16, 38, 39, and 42 on Attachment A - 1) are all of the software tools listed on Attachment A - 1 that OCI have elected to purchase. OCI understands that HOMI have recommended that OCI purchase the remaining software tools on such Attachment A - 1.



                                ATTACHMENT A - 1


ITEMS RECOMMENDED BY HEALTH OUTCOMES MANAGEMENT, Inc. TO BE INCLUDED IN A TRANSITION PLAN.

1. Access to programmers knowledgeable in the focis modules related to code and programming functions.

2. Access to support personnel knowledgeable in financial and billing aspects of focis.

3. Access to support personnel knowledgeable in dispensing and inventory aspects of focis.

4.       Access to support personnel knowledgeable in clinical aspects of focis.

5. Access to support personnel knowledgeable in hardware/novell/OS /arev nlm aspects of focis.

6. Access to support personnel knowledgeable in electronic communications aspects of focis.

7. Access to personnel knowledgeable in code tracking and quality control systems.

8. Access to written technical notes on topics related to focis regarding support issues, setup issues, yearly procedures, common problem fixes, file and data description and listings - general data useful for training support staff.

9. Monitor utility: fully automated system for detecting file corruption and inefficient files. Can be extended to catch any module specific or data-specific errors. Greatly reduces support time caused by user errors and hardware problems.

10. Database of focis reported problems, enhancements and bugs and their status.

11. Library system for source code checkin/checkout - basic quality control process for code control.

12. Upgrade system tied to source code library. Handles both scheduled maintenance releases and emergency patches.

13. Customized record tracking: individual focis sites can have their own version of certain records and procedures and programs totally integrated with the library system; this system keeps track of site specific changes.

14. Optional modules: system to allow modules to be created and maintained that do not come with the base product but can be optionally installed and still support the library and upgrade processes.

15. Install utilities: allows creation of install sets that can be used on-line on a network for creating work and testing systems for different versions of the system or files that can be generated to floppy disks or other media.

16. Medispan data tools; allows creation of focis compatible data files from the medispan changes for both MDDB (monthly) and DTMS (quarterly) installs and upgrades.

17. Refresh utility: allows programmers to quickly apply a set of fixes to their workbench system either locally of on a network area, greatly reducing overhead time for the programmer.

18. Rename volume utility: system to allow more than one arev system on a network or workbench to avoid system crashes caused by such occurrences, necessary for efficient programming, installation in some customer circumstances, and hardware usage, prevents file corruption.

19. Install library utility: complete system for maintaining existing product releases, while allowing development to continue on new features and modules for the product.

20. Transfer utility: easily moves install disk sets from the install library to a set of floppy disks.

21. Zip utility: tools used to coordinate with pkzip product to compress subdirectories for install or upgrade purposes.

22. Fix backup/fix restore utilities: allows a programmer to save and restore all programs and records attached to a set of fixes, thus allowing a quick and simple backup of the programmer's current work. Used to move fixes easily from one workbench to another for additional testing.

23. Relational index checker: makes sure that relational indexes are accurate and not corrupted.

24. Report library: provides a holding area of all possible reports for a product, from which users can select the reports they want for their system; system then creates an upgrade disk to install those reports at the site.

25. Procedure utilities: a set of tools needed to maintain, lock, define skip questions and delete questions in the clinical documents.

26. Utilities to maintain the control information used by the QC system to do it's work.

27. Harvest utility: allows transfer of data records from one system to another; used to move procedures or other data from one site to another or between offices and for support to get the data needed to track data related problems reported by the users, greatly reducing time to solve problems.

28. Delete fast attach utility: tool used to maintain an image of files needed to be opened at login, allowing much faster login of the system. Needed by support to fix certain problems related to crashes and corruption.

29. Security function for maintaining additions and subtractions of items in the system menus above the user level of restrictions used for module control at the sites.

30. Report writing utilities: used by programming to greatly reduce the time it takes to create reports from multiple files in the system.

31. Focis site definition database: allows tracking of the individual sites customization and other qc information for that site.

32. Support menus: menus developed for the support staff for easy access to many utilities used by them and to set flags in the system for site choices of parameters for features in most modules.

33. Point of care utilities: install, upgrade and repair functions related to the point of care programs.

34. Demo manager: utility for creating demo or training storyboards for the focis system.

35. Focis site hardware and personnel database - lists site hardware, people involved in different functions, people trained, phone numbers, modules supported etc.

36. Call problem database - lists call history activity in detail by focis site by problem.

37. General ledger utilities: unpost for a period and forward/clear out glt records, rebuild GLM file/ recalc class code totals/ reset glt dates/ reset gl but keep glt data; items needed for glt crashes and end of year problems created by user errors.

38. Inventory tools: tools used to clean out inventory data; reset certain items to zero to restart a year; set balance on hand for reconciliation, etc.

39. Dispense and billing tools; find invoices not posted, rebuild AREC file from an invoice, math cash key pointers to an AREC and put in list for processing; reset carrier in unbilled dispense records/ blank balance fields in preselected invoices; check arec balances.

40. Programmer tools; show menus, usage reports for variables and routines, menu tracking, equate builder, mass compile, find help, rebuild indexes, clear files, document version check, required prompts color, cleanup source files, fix reports and queries and searches; all very useful for learning the code.

41.      Close-up and pcanywhere setup/phone files and discussion.

42.      Tools and procedures for adding companies to a site.



Items selected by OPTION CARE are #16, #38, #39, and #42.




                                  ATTACHMENT B

                                 Training Items

                                  ATTACHMENT C

                             Approved Press Release



                                  ATTACHMENT B

         Overview of FOCIS system topology, including workstation and server configurations, A-Rev NLM issues, operating system setup, etc. Have HOMI discuss all the different configurations that exist for FOCIS users (i.e., Novell, single user, concurrent DOS, etc.). Specific issues (using Novell as an example):

         * which versions of Netware work with FOCIS, and which ones do not

         *        which versions of workstation drivers work, and which do not

         * what do you need to do in order to increase the number of users at the

         *        Novell level and at the AREV level.

         * what are the hardware requirements for a server and for workstations;

         *        what additional hardware is required,

         * which FOCIS files are installed on the sever, and which on each workstation, and on what directories/volumes do they need to be; are there any special file attributes required (shared, read only, etc.) - are users running the AREV NLM, and if not
                  - how do we upgrade a site to use the NLM.

         * what is the operating environment of the workstations (DOS, Windows 3.11, Windows 95) and how do we set up new workstations at each operating environment.

         * when using Windows 3.11 and Windows 95 workstations are there any special considerations in running AREV and preventing lock-ups and data corruption.

         Discussion of FOCIS database, including identification of files, dictionary structures, records of special significance to A-Rev.

         Review of source codes, including how programs are organized in the source files and where object files are located. Discussion of programs with known bugs that require ongoing support.

         Discussion of custom queries/reports through TCL or report writer, and how custom requests have been handled in the past.

         Resolutions of FOCIS database issues, such as billing_tx errors, indexer errors, GFE errors, corrupted indexes, missing data dictionaries, file optimization or resizing, etc.

         Review of most common support problems reported by users. OCI will provide a list to be considered a starting point based on support logs received from HOMI, but welcome input from HOMI support team.

         Resolution of printer problems association with FOCIS printer definition files and configuration.

         Review of month-end and year-end procedures.

         Use of Medispan data tools for creation of monthly and quarterly updates to be acquired from HOMI.

         Use of dispense and billing tools to be acquired from HOMI.

         Use of tools and procedures for adding companies to a site to be acquired from HOMI.



                                  ATTACHMENT C

FOR IMMEDIATE RELEASE

CONTACT: HEALTH OUTCOMES MANAGEMENT, INC.         OPTION CARE, INC.
         2331 UNIVERSITY AVENUE SE                100 CORPORATE NORTH, SUITE 212
         MINNEAPOLIS, MN  55414                   BANNOCKBURN, IL  60015

         RUSSELL JACKSON, CFO                     JEFF FOX, CFO
         WILLIAM PETER, PRESIDENT, CEO            ERICK HANSON, PRESIDENT, CEO
         (800) STAT-911                           (800) 879-6137
         (612) 378-3053



                        HEALTH OUTCOMES MANAGEMENT, INC.
                       ANNOUNCED NEW CONSULTING AGREEMENT

OCTOBER 31, 1996

MINNEAPOLIS, MN/BANNOCKBURN, IL - It was announced today that OPTION Care, Inc. (a supplier of homecare services) has contracted with Health Outcomes Management, Inc. (a developer and supplier of healthcare software systems) for a consulting agreement for a series of training programs and software tools for its home infusion therapy system called FOCIS. Financial terms of the agreement have not been disclosed.

Health Outcomes Management, Inc. (previously known as Data Med Clinical Support Services, Inc.), based in Minneapolis, Minnesota is a publicly-traded developer and supplier of computer software and services focused in the area of managing health outcomes per dollar. Healthcare professionals in community pharmacy, long-term care facilities and hospitals utilize the Company's computerized information management software to assist them in efficiently maintaining and improving patient health care. The Company provides the information through the following services: computer software designed to monitor outcomes per dollar of expenditure; 24-hours a day, 7 days a week consultations via the 1-800-STAT-911 helpline; and training seminars. The Company's common stock currently is traded via Bulletin Board and Pink Sheets under the symbol: "HOMI".

OPTION Care, Inc. is a full service home healthcare provider with a national network of over 189 franchised and company-owned locations, representing over $250 million in billings. It provides home infusion therapy, home health nursing, respiratory therapy, durable medical equipment and other home health services. The company is traded on the Nasdaq National Market System under the symbol "OPTN".